SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 _________________________________________________
Date of Report (Date of earliest event reported): April 17, 2001
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	1629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

CATERPILLAR REPORTS FIRST-QUARTER RESULTS; REAFFIRMS OUTLOOK

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported first-quarter sales and revenues of $4.81 billion and profit of $162 million or 47 cents per share. "Our first-quarter results reflect continued difficult business conditions around the world, but are in line with our expectations for a weaker first half. Accordingly, we are reaffirming our January outlook for 2001," said Caterpillar Chairman Glen Barton.

"While a number of business sectors such as truck engines and metals mining remain weak, we're encouraged to see an upturn in coal mining, heavy construction and oil and gas, and the ongoing strength of electric power and financial services. Our diversity continues to serve us well in these times of global economic challenge," Barton said.

Sales and revenues were $109 million lower than first-quarter 2000 due to a 2 percent decrease in physical sales volume combined with the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars. Partially offsetting these items, Financial Products revenues increased 19 percent from first-quarter 2000. Company profit was $96 million lower than first-quarter 2000, due primarily to lower physical volume and related manufacturing inefficiencies and higher selling, general and administrative (SG&A) expenses.

"As we continue to focus on long-term cost reduction and quality improvement strategies, we are very excited about our first-quarter progress on the rollout of 6 Sigma. We are committed to becoming the benchmark for institutionalizing 6 Sigma excellence, leading to enhanced shareholder value," Barton stated.

HIGHLIGHTS

FIRST-QUARTER 2001
  Sales and revenues of $4.81 billion were 2 percent below first-quarter 2000. Revenues from Financial Products increased 19 percent.
  Sales inside the United States were 51 percent of worldwide sales compared with 52 percent a year ago.
  Profit was $162 million or 47 cents per share.
  455,000 shares were repurchased during the quarter. On March 31, 2001 there were 343.3 million shares outstanding.

OUTLOOK

We expect full-year 2001 sales and revenues to be about flat with 2000. Full-year profit is projected to be down about 5 to 10 percent. This sales and profit projection is unchanged from our outlook in January, even though the forecast for worldwide economic growth is lower than anticipated at the beginning of the year (complete outlook begins on page 8).

DETAILED ANALYSIS

FIRST-QUARTER 2001 COMPARED WITH FIRST-QUARTER 2000

Sales and revenues for the first-quarter 2001 were $4.81 billion, 2 percent lower than first-quarter 2000. A 2 percent decrease in physical sales volume combined with the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars were partially offset by a 19 percent increase in Financial Products' revenue. Profit of $162 million or 47 cents per share was $96 million lower than first-quarter 2000. The decrease was due primarily to lower physical volume and related manufacturing inefficiencies and higher SG&A costs. The negative impact of currency on sales was more than offset by a positive impact on costs. Foreign exchange translation losses had an unfavorable impact on other income. Profit per share of 47 cents was down 26 cents, or 36 percent, from first-quarter 2000.

MACHINERY AND ENGINES

Sales
(Millions of dollars)	Total	North America	EAME *	Latin America	Asia/ Pacific
First-Quarter 2001
Machinery	$2,961	$1,673	$823	$191	$274
Engines **	1,500	844	391	116	149

	$4,461	$2,517	$1,214	$307	$423

First-Quarter 2000
Machinery	$2,966	$1,753	$742	$172	$299
Engines **	1,659	974	427	112	146

	$4,625	$2,727	$1,169	$284	$445

* Europe, Africa & Middle East and Commonwealth of Independent States

** Does not include internal engine transfers of $310 million and $349 million in first-quarter 2001 and first-quarter 2000, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

Machinery sales of $2.96 billion were unchanged compared to first-quarter 2000. Lower price realization, primarily due to the effect of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars, was offset by a 2 percent increase in physical sales volume.

Sales in North America declined due to lower industry sales and a slower pace of seasonal inventory growth by dealers compared to a year ago. Sales in EAME increased due to higher sales to end users in Europe and dealer inventory growth. Sales gains in Latin America resulted from improved retail demand. Sales in Asia/Pacific declined due to dealer inventory cutbacks.

Engine sales were $1.50 billion, a decline of $159 million or 10 percent from first-quarter 2000. Sales were lower due to an 8 percent reduction in physical sales volume and lower price realization.

A sharp drop in sales of engines to North American truck OEMs was partially offset by strong sales of power generation products, particularly in North America, and steadily increasing sales to the petroleum industry.

Operating Profit
(Millions of dollars)	First-Quarter 2001	First-Quarter 2000
Machinery	$215	$236
Engines	63	153

	$278	$389

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

Machinery operating profit decreased $21 million, or 9 percent from first-quarter 2000. The benefit from slightly higher physical volume was more than offset by higher costs, primarily SG&A, largely due to 6 Sigma implementation and the consolidation of newly acquired companies.

Engine operating profit decreased $90 million from first-quarter 2000 primarily due to the lower truck engine sales and related inefficiencies, including plant shutdowns taken to balance inventory levels with demand.

Interest expense was $7 million higher than a year ago.

Other income/expense was expense of $48 million compared with income of $8 million last year. The adverse change was mostly due to the cost of financing trade receivables and higher foreign exchange translation losses. The cost of financing trade receivables relates to the revolving program with Caterpillar Financial Services, which was implemented in 1998 as a cost-effective means of funding operations.

FINANCIAL PRODUCTS

Revenues for the first quarter were $405 million, up $75 million or 23 percent compared with first-quarter 2000 (excluding revenue transactions with Machinery and Engines, revenues increased $55 million or 19 percent). The increase resulted primarily from a higher yield and larger receivables portfolio at Caterpillar Financial Services Corporation's (Cat Financial's) portfolio.

Before tax profit was $83 million, up $23 million or 38 percent from the first-quarter 2000. The increase resulted primarily from increased revenue related to the higher yield and larger receivables portfolio at Cat Financial.

INCOME TAXES

First-quarter tax expense reflects an estimated annual tax rate of 32 percent for both 2001 and 2000.

UNCONSOLIDATED AFFILIATED COMPANIES

The company's share of unconsolidated affiliated companies' results increased $7 million from first quarter a year ago, primarily due to stronger results at Shin Caterpillar Mitsubishi Ltd.

SUPPLEMENTAL INFORMATION

Dealer Machine Sales to End Users and Deliveries to Dealer Rental Operations
Sales (including both sales to end users and deliveries to rental operations) in North America were lower compared to first-quarter 2000 due to weaker industry demand in both the United States and Canada. Sales to general construction declined, led by lower sales to residential building. Sales also decreased in the forestry, industrial and agriculture sectors. Sales improved in mining due to increased purchases by coal mines. Sales also gained in heavy construction, which benefited from higher highway construction contract awards. Sales to the quarry & aggregates and waste sectors remained near year-earlier levels.

Sales increased in EAME mostly due to increased demand in Europe. Higher sales in Spain, France, the United Kingdom and Italy more than offset weaker sales in Germany. In Africa & Middle East, sales remained flat as increased sales in United Arab Emirates and Saudi Arabia were offset by sales declines in South Africa and Turkey. In the Commonwealth of Independent States (CIS), sales improved due to gains in Kazakhstan and Russia. For the region, sales were higher to the heavy construction, general construction, mining and waste sectors. Sales to the industrial, forestry, and agriculture sectors declined. Sales to quarry & aggregates remained near year-earlier levels.

Sales were higher in Latin America as sales gains in Peru, Chile and Venezuela offset weaker sales in Mexico, Brazil, and Argentina. For the region, sales were higher to mining and heavy construction. Sales declined to quarry & aggregates. Sales to general construction remained flat with year-earlier levels.

Sales in Asia/Pacific increased. Higher sales in China and Australia more than offset lower sales in Indonesia and Malaysia. For the region, sales increased to mining and heavy construction. Sales to the industrial, general construction, agriculture, and forestry sectors were lower.

Dealer Inventories of New Machines
 Worldwide dealer new machine inventories at the end of the first quarter were lower than a year ago. Declines in North America, Latin America, and Asia/Pacific more than offset increases in EAME. Inventories compared with current selling rates were lower than year earlier in North America, Latin America, and Asia/Pacific. Inventories compared with current selling rates were higher than year earlier in EAME.

Engine Sales to End Users and OEMs
Sales fell in North America, primarily caused by sharply lower industry sales of on-highway truck engines. Slower economic growth and weakening capital spending also negatively impacted engine sales into industrial and marine applications. Growth in sales of power generation products remained strong and sales into oil and natural gas industries rose significantly, but were not enough to offset the sharp sales downturn in the on-highway truck industry.

Sales in EAME improved due to widespread gains in all applications, except industrial. In Latin America, sales weakened in all industries except marine applications. Sales in Asia/Pacific increased due to gains in oil and natural gas industries and higher demand for marine engines used in fast ferries.

CONDENSED CASH FLOW

Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures, and dividends) for Machinery and Engines was $(168) million for 2001, a decrease of $286 million from 2000. This decrease was primarily due to an increase in working capital and lower profit after tax.

For the Three Months Ended	Consolidated		Machinery & Engines *		Financial Products
(Millions of dollars)

	Mar. 31, 2001	Mar. 31, 2000	Mar. 31, 2001	Mar. 31, 2000	Mar. 31, 2001	Mar. 31, 2000

Profit after tax	$162	$258	$162	$258	$54	$39
Depreciation and amortization	289	266	215	209	74	57
Change in working capital -excluding cash, debt and dividends payable	(718)	(80)	(272)	(113)	(463)	64
Capital expenditures excluding equipment leased to others	(156)	(127)	(152)	(123)	(4)	(4)
Expenditures for equipment leased to others, net of disposals	(86)	(61)	(4)	2	(82)	(63)
Dividends paid	(117)	(115)	(117)	(115)	(5)	(29)

Net Free Cash Flow	(626)	141	(168)	118	(426)	64

Other significant cash flow items:
Treasury shares purchased	(19)	(210)	(19)	(210)	-	-
Net (increase) decrease in long-term finance receivables	67	(114)	-	-	67	(114)
Net increase in debt	969	121	294	19	712	99
Investments and acquisitions - (net of cash acquired)	(378)	(4)	(95)	(2)	(283)	(2)
Other	(100)	(46)	(82)	(4)	(87)	(80)

Change in cash and short-term Investments	$(87)	$(112)	$(70)	$(79)	$(17)	$(33)

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.

Note: Due to the acquisition of the remaining interests in companies previously accounted for on an equity basis, and the subsequent consolidation of these companies, certain amounts have been removed from "Change in working capital - excluding cash, debt, and dividends payable" and "Capital Expenditures excluding equipment leased to others" and included in "Investments and acquisitions" or "Other".

EMPLOYMENT

At the end of first-quarter 2001, Caterpillar's worldwide employment was 69,388 compared with 66,555 one year ago. Acquisitions have added 1,288 since first-quarter 2000.

OUTLOOK

Summary

World economic growth and the growth of industrial production are projected to slow in 2001, and this projected slowdown is now expected to be somewhat more severe than reflected in our January 2001 outlook. World GDP growth is expected to decline from 4 percent in 2000 to about 2.5 percent in 2001, and industrial production is projected to decelerate from about 8 percent in 2000 to 3.5 percent in 2001. This will be driven primarily by a slowdown in the major industrialized countries - the United States and Japan in particular - with negative consequences for growth in developing countries as well. With inflation in the industrialized countries relatively low (excluding the recent impact of higher energy prices), the ongoing slowdown has provided opportunities for interest rate reductions in the U.S., Canada, Japan, and other countries, leading to lower effective borrowing costs worldwide. Further interest rate reductions in the U.S. are expected in the second quarter of 2001, and rate reductions in Europe are highly probable. Despite these expected interest rate reductions, we are projecting a fairly significant reduction in growth for the world economy in 2001, as these moves to reduce rates will normally affect real output with a lag of at least 6 to 9 months. The expected slowdown will negatively impact the general construction sector, but demand for energy commodities (crude oil, natural gas, electric power generation and coal) are expected to remain strong, and capital equipment spending in these areas is projected to increase significantly.

In light of this mixed external environment, company sales and revenues are expected to be about flat in 2001, with slightly higher sales in Europe and emerging markets offsetting lower sales in North America. Profit is expected to be down about 5 to 10 percent from 2000.

North America

In North America, U.S. GDP growth is projected to slow from 5 percent in 2000 to about 2 to 2.5 percent in 2001. The pace of economic growth is expected to remain relatively weak in the second quarter, and we expect further rate reductions by the Federal Reserve. The fed funds rate is now projected to move down from 5 percent at the end of March to a range of 4 percent to 4.5 percent in the second half of the year. The manufacturing sector, in particular, is expected to see significantly lower production levels in the first half of 2001, but housing and construction activity are expected to decline more moderately. The pace of growth and capital spending is expected to pick up in the second half of 2001 - boosted by lower interest rates and projected reductions in federal tax withholdings - but the timing of a sustainable recovery will depend on how soon Congress is able to enact effective federal tax cuts. We are assuming that tax cuts will boost growth in the third and fourth quarters. Public sector construction activity is expected to be up in 2001, in response to higher contract volumes for streets and highways in the U.S.

As a result of slowing economic conditions in 2001, North American industry demand for construction machines is expected to decline about 10 percent for the year as a whole. A decline in the demand for general construction machines is projected to be partially offset by higher sales to the heavy construction, coal and petroleum sectors. Demand for compact machines is expected to be about flat, while industry demand for agriculture machines is expected to decline. With projected year-end declines in dealer machine inventories, company machine sales are projected to decline slightly. Engine sales are projected to be flat to up slightly, as higher sales to petroleum and electric power sectors are forecast to offset a projected further decline in truck engines. In Canada, industry demand for machines is expected to decline, as moderate reductions in general construction machine sales will be partially offset by higher demand in heavy construction, oil sands and petroleum. All told, company sales of machines and engines for North America are expected to be down slightly.

EAME

In EAME, sales of machines and engines are expected to be up slightly. In Europe, sales should benefit from continued economic growth, although high oil prices and reluctance on the part of the European Central Bank to lower interest rates has led to some erosion of business confidence from high levels in 2000. Business and consumer confidence in Europe is expected to improve in the second half of 2001, as oil prices moderate and interest rates start to move down. Sales in oil exporting countries in Africa & Middle East should continue to benefit from strong cash flows related to high oil production volumes, even though oil prices are expected to be lower than 2000. Sales elsewhere in Africa & Middle East are expected to decline. In the CIS, sales should increase as the Russian recovery continues and the oil exporting nations of the region continue to experience stronger economic growth.

Asia/Pacific

In the Asia/Pacific region, sales of machines and engines are expected to be flat to up slightly in 2001. China should continue to register solid sales growth. However, continued instability in Indonesia, the Philippines and Thailand are projected to lead to flat sales in southeast Asian developing countries.

Latin America

In Latin America, continued economic growth in Brazil, Chile and Venezuela is expected to lead to higher machine sales, but sales in Argentina and Mexico are expected to decline. The recent economic turbulence in Argentina triggered capital flight from the region and associated upward pressure on local interest rates. The appointment of a new finance minister has led to an improvement in investor sentiment, and borrowing conditions are projected to improve in the remaining months of 2001. Company sales of machines and engines are expected to be flat to up slightly in the region.

* * *

The information included in the Outlook section is forward looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on April 17, 2001. That filing is available from the SEC website at  http://www.sec.gov/cgi-bin/srch-edgar?0000018230

Caterpillar's latest financial results, current outlook and quarterly conference call are also available via:

Telephone:
(800) 228-7717 (Inside the United States and Canada)
(760) 704-4377 (Outside the United States and Canada)

Internet:
http://www.CAT.com/investor
http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

James W. Anderson
Director of Investor Relations
Caterpillar Inc.
Website: http://www.CAT.com/investor
E-mail: CATir@CAT.com

Note: Information contained on our website is not incorporated by reference into this release.

Financial Pages Follow

CATERPILLAR INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
(Millions of dollars except per share data)

	Consolidated		Machinery & Engines *		Financial Products

	Mar. 31, 2001	Mar. 31, 2000	Mar. 31, 2001	Mar. 31, 2000	Mar. 31, 2001	Mar. 31, 2000

Sales and revenues:
Sales of Machinery & Engines	$4,461	$4,625	$4,461	$4,625	$ -	$ -
Revenues of Financial Products	349	294	-	-	405	330

Total sales and revenues	4,810	4,919	4,461	4,625	405	330

Operating costs:
Cost of goods sold	3,462	3,558	3,462	3,558	-	-
Selling, general, and administrative expenses	621	583	554	523	77	68
Research and development expenses	167	155	167	155	-	-
Interest expense of Financial Products	182	153	-	-	193	163
Other Operating Expenses	69	54	-	-	69	54

Total operating costs	4,501	4,503	4,183	4,236	339	285

Operating Profit	309	416	278	389	66	45
Interest expense excluding Financial Products	78	71	78	71	-	-
Other income (expense)	4	41	(48)	8	17	15

Consolidated profit before taxes	235	386	152	326	83	60
Provision for income taxes	75	123	45	101	30	22

Profit of consolidated companies	160	263	107	225	53	38
Equity in profit of unconsolidated affiliates	2	(5)	1	(6)	1	1
Equity in profit of Financial Products subsidiaries	-	-	54	39	-	-

Profit	$162	$258	$162	$258	$54	$39

EPS of common stock	$0.47	$0.73

EPS of common stock - assuming dilution	$0.47	$0.73

Weighted average shares
Outstanding (thousands)
Basic	343,315	351,576
Assuming dilution	346,635	354,210

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

CATERPILLAR INC.
CONDENSED FINANCIAL POSITION
(Millions of dollars)

	Consolidated (Caterpillar Inc. and Subsidiaries)
	Mar. 31, 2001	Dec. 31, 2000	Mar. 31, 2000

Assets
Current assets:
Cash and short-term investments	$247	$334	$436
Receivables - trade and other	2,517	2,608	2,580
Receivables - finance	5,928	5,471	5,109
Deferred income taxes	305	397	416
Prepaid expenses	1,039	1,019	770
Inventories	2,964	2,692	2,659

Total current assets	13,000	12,521	11,970

Property, plant, and equipment - net	5,993	5,951	5,370
Long-term receivables - trade and other	75	76	79
Long-term receivables - finance	6,028	6,095	5,702
Investments in unconsolidated affiliated companies	875	551	553
Deferred income taxes	927	907	940
Intangible assets	1,482	1,507	1,519
Other assets	845	856	830

Total Assets	$29,225	$28,464	$26,963

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery & Engines	$633	$369	$66
-- Financial Products	1,091	602	674
Accounts payable	2,234	2,339	2,192
Accrued expenses	1,099	1,048	1,079
Accrued wages, salaries, and employee benefits	1,200	1,274	1,062
Dividends payable	-	117	-
Deferred and current income taxes payable	9	57	124
Long-term debt due within one year:
-- Machinery & Engines	264	204	167
-- Financial Products	2,706	2,558	2,798

Total current liabilities	9,236	8,568	8,162

Long-term debt due after one year:
-- Machinery & Engines	2,824	2,854	3,103
-- Financial Products	8,518	8,480	7,115
Liability for post-employment benefits	2,515	2,514	2,543
Deferred income taxes and other liabilities	457	448	544

Total Liabilities	23,550	22,864	21,467

Stockholders' Equity
Common stock	1,051	1,048	1,049
Profit employed in the business	7,367	7,205	6,875
Accumulated other comprehensive income	(54)	23	52
Treasury stock	(2,689)	(2,676)	(2,480)

Total Stockholders' Equity	5,675	5,600	5,496

Total Liabilities and Stockholders' Equity	$29,225	$28,464	$26,963

Certain amounts for prior periods have been reclassified to conform with current financial statement presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CATERPILLAR INC.

By: /s/ R. Rennie Atterbury III
 R. Rennie Atterbury III
Vice President

Date: April 17, 2001